UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

LSB Industries, Inc.

(Name of Issuer)

 Common Stock, par value $0.10 per share

(Title of Class of Securities)

502160104

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

Page 1 of 15 Pages

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 502160104	Page 2 of 15 Pages

1	NAMES OF REPORTING PERSONS
Robert E. Robotti

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,000

	6	SHARED VOTING POWER
1,351,222

	7	SOLE DISPOSITIVE POWER
10,000

	8	SHARED DISPOSITIVE POWER
1,351,222

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,361,222

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

Schedule 13G
CUSIP No. 502160104	Page 3 of 15 Pages

1	NAMES OF REPORTING PERSONS
Robotti & Company, Incorporated

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,351,222

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,351,222

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,351,222

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO, HC

Schedule 13G
CUSIP No. 502160104	Page 4 of 15 Pages

1	NAMES OF REPORTING PERSONS
Robotti & Company Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,337,277

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,337,277

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,337,277

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, IA

Schedule 13G
CUSIP No. 502160104	Page 5 of 15 Pages

1	NAMES OF REPORTING PERSONS
Robotti Securities, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
13,775

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
13,775

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,775

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, BD

Schedule 13G
CUSIP No. 502160104	Page 6 of 15 Pages

1	NAMES OF REPORTING PERSONS
Kenneth R. Wasiak

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
713,334

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
713,334

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
713,334

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

Schedule 13G
CUSIP No. 502160104	Page 7 of 15 Pages

1	NAMES OF REPORTING PERSONS
Ravenswood Management Company, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
713,334

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
713,334

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
713,334

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

Schedule 13G
CUSIP No. 502160104	Page 8 of 15 Pages

1	NAMES OF REPORTING PERSONS
The Ravenswood Investment Company, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
521,294

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
521,294

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
521,294

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

Schedule 13G
CUSIP No. 502160104	Page 9 of 15 Pages

1	NAMES OF REPORTING PERSONS
Ravenswood Investments III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
192,040

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
192,040

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
192,040

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

Schedule 13G
CUSIP No. 502160104	Page 10 of 15 Pages

1	NAMES OF REPORTING PERSONS
Suzanne Robotti

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,000

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
10,000

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Schedule 13G
CUSIP No. 502160104	Page 11 of 15 Pages

Item 1(a).	Name of Issuer:

LSB Industries, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

3503 NW 63rd Street, Suite 500, Oklahoma City, OK 73116

Item 2(a).	Names of Persons Filing:

This statement is filed by (collectively, the "Reporting Persons")

(i)	Robert E. Robotti ("Robotti"), a United States citizen;

(ii)	Robotti & Company, Incorporated ("ROBT"), a New York corporation and the parent company of Robotti & Company Advisors, LLC and Robotti Securities, LLC;

(iii)	Robotti & Company Advisors, LLC ("Robotti Advisors"), a New York limited liability company and an investment advisor registered under the Investment Advisers Act of 1940, as amended;

(iv)	Robotti Securities, LLC ("Robotti Securities") a New York limited liability company and a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended;

(v)	Kenneth R. Wasiak ("Wasiak"), a United States citizen;

(vi)	Ravenswood Management Company, L.L.C. ("RMC"), a New York limited liability company and the general partner of The Ravenswood Investment Company, L.P. and Ravenswood Investments III, L.P.;

(vii)	The Ravenswood Investment Company, L.P. ("RIC"), a Delaware limited partnership and an advisory client of Robotti Advisors;

(viii)	Ravenswood Investments III, L.P. ("RI"), a New York limited partnership and an advisory client of Robotti Advisors; and

(ix)	Suzanne Robotti, a United States citizen.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The principal business address of each of Mr. Robotti, ROBT, Robotti Advisors, Robotti Securities, RMC, RIC, RI and Ms. Robotti is 60 East 42nd Street, Suite 3100, New York, NY 10165.

The principal business address of Mr. Wasiak is 104 Gloucester Road, Massapequa, New York 11758.

Item 2(c).	Citizenship:

See Item 2(a)

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.10 per share (the "Common Stock")

Item 2(e).	CUSIP Number

502160104

Schedule 13G
CUSIP No. 502160104	Page 12 of 15 Pages

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable

Item 4.	Ownership

(i)	Mr. Robotti: (1)(2)

(a)	Amount beneficially owned: 1,361,222 shares
(b)	Percent of class: 4.64%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 10,000 shares
(ii)	Shared power to vote or to direct the vote: 1,351,222 shares
(iii)	Sole power to dispose or to direct the disposition of: 10,000 shares
(iv)	Shared power to dispose or to direct the disposition of: 1,351,222 shares

(ii)	ROBT: (1)

(a)	Amount beneficially owned: 1,351,222 shares
(b)	Percent of class: 4.61%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 0 shares
(ii)	Shared power to vote or to direct the vote 1,351,222 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or to direct the disposition of: 1,351,222 shares

(iii)	Robotti Advisors: (1)

(a)	Amount beneficially owned: 1,337,277 shares
(b)	Percent of class: 4.56%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 0 shares
(ii)	Shared power to vote or to direct the vote: 1,337,277 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or to direct the disposition of: 1,337,277 shares

(iv)	Robotti Securities: (1)

(a)	Amount beneficially owned: 13,775 shares
(b)	Percent of class: less than one percent
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 0 shares
(ii)	Shared power to vote or to direct the vote: 13,775 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or to direct the disposition of: 13,775 shares

(v)	Mr. Wasiak: (1)

(a)	Amount beneficially owned: 713,334 shares
(b)	Percent of class: 2.43%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 0 shares
(ii)	Shared power to vote or to direct the vote: 713,334 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or to direct the disposition of: 713,334 shares

Schedule 13G
CUSIP No. 502160104	Page 13 of 15 Pages

(vi)	RMC: (1)

(a)	Amount beneficially owned: 713,334 shares
(b)	Percent of class: 2.43%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 0 shares
(ii)	Shared power to vote or to direct the vote: 713,334 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or to direct the disposition of: 713,334 shares

(vii)	RIC: (1)

(a)	Amount beneficially owned: 521,294 shares
(b)	Percent of class: 1.78%
(c)	Number of shares as to which such person has
(i)	Sole power to vote or to direct the vote: 0 shares
(ii)	Shared power to vote or to direct the vote: 521,294 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or to direct the disposition of: 521,294 shares

(viii)	RI: (1)

(a)	Amount beneficially owned: 192,040 shares
(b)	Percent of class: less than one percent
(c)	Number of shares as to which such person has
(i)	Sole power to vote or to direct the vote: 0 shares
(ii)	Shared power to vote or to direct the vote: 192,040 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or to direct the disposition of: 192,040 shares

(ix)	Suzanne Robotti: (1)(2)

(a)	Amount beneficially owned: 10,000 shares
(b)	Percent of class: less than one percent
(c)	Number of shares as to which such person has
(i)	Sole power to vote or to direct the vote: 10,000 shares
(ii)	Shared power to vote or to direct the vote: 0 shares
(iii)	Sole power to dispose or to direct the disposition of: 10,000 shares
(iv)	Shared power to dispose or to direct the disposition of: 0 shares

* Based on an aggregate of 29,317,168 shares of Common Stock, par value $0.10 per share, outstanding as of October 30, 2020, as disclosed in the Issuer's Quarterly Report on Form 10-Q, for the quarter ended September 30, 2020.

(1)  Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein by the other Reporting Persons and any other person named herein except to the extent of any pecuniary interest therein.  Each of the Reporting Persons disclaims membership in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or Rule 13d-5(b)(1) under the Exchange Act with any other Reporting Person or other person.

(2)  The number of shares reported beneficially owned by Mr. Robotti in Item 4(i) and by Mrs. Robotti in Item 4(ix) does not include the shares of Common Stock beneficially owned by the other.

Schedule 13G
CUSIP No. 502160104	Page 14 of 15 Pages

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Robotti Securities’ discretionary customers and Robotti Advisors' clients have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, Common Stock owned by them.  Except as set forth in the immediately preceding sentence, no person other than the Reporting Persons is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such Common Stock beneficially owned by the Reporting Persons.  No discretionary customer or client is known to any Reporting Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than five percent of the Issuer's Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

See Item 2 and Note (1) in Item 4.

Item 8.	Identification and Classification of Members of the Group.

See Item 2 and Note (1) in Item 4.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications:

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

(The remainder of this page is intentionally left blank)

Schedule 13G
CUSIP No. 502160104	Page 15 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:	February 12, 2021

Individuals

/s/ Robert E. Robotti		/s/ Suzanne Robotti
Robert E. Robotti		Suzanne Robotti

/s/ Kenneth R. Wasiak
Kenneth R. Wasiak

Robotti & Company, Incorporated

By:	/s/ Robert E. Robotti
Name: Robert E. Robotti
Title: President and Treasurer

Robotti & Company Advisors, LLC		Robotti Securities, LLC

By:	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti
	Name: Robert E. Robotti		Name: Robert E. Robotti
	Title: President and Treasurer		Title: President and Treasurer

Ravenswood Management Company, L.L.C.

By:	/s/ Robert E. Robotti
Name: Robert E. Robotti
Title: Managing Member

The Ravenswood Investment Company, L.P.		Ravenswood Investments III, L.P.

By:	Ravenswood Management Company, L.L.C., General Partner	By:	Ravenswood Management Company, L.L.C., General Partner

By:	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti
	Name: Robert E. Robotti		Name: Robert E. Robotti
	Title: Managing Member		Title: Managing Member